Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:	The Nautilus Group, Inc.	Investor Relations Inquiries:
	Rod Rice	John Mills
	Chief Financial Officer	Integrated Corporate Relations, Inc.
	360-694-7722	310-395-2215—203-222-9013

THE NAUTILUS GROUP ANNOUNCES SECOND QUARTER RESULTS

Turnaround Is On Track

Vancouver, WA – July 22, 2004 — The Nautilus Group, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, today announced results for the second quarter and six month period ended June 30, 2004.

Second quarter net sales were $100.2 million compared to $100.6 million for the corresponding period last year. Net income during the period was $1.9 million, or $0.06 per diluted share, compared to $4.7 million, or $0.14 per diluted share, for the second quarter of 2003.

The Company’s net sales for the six months ended June 30, 2004 were $231.1 million compared to $230.1 million for the comparable period last year. Net income during the period was $8.4 million, or $0.25 per diluted share, compared to $18.4 million, or $0.56 per diluted share, in the same period last year.

Commenting on the quarter, Gregg Hammann, Chairman and Chief Executive Officer of Nautilus, said, “Our second quarter results are a clear sign that our turnaround continues to proceed as planned. We met revenue and earnings guidance estimates for the fourth consecutive quarter. We completed the gain control phase of our turnaround at the end of the first quarter and are now in the stabilize phase. We believe we will enter the third and final phase in the fourth quarter of 2004 when we expect to achieve year-over-year revenue and earnings growth.”

“The successful progress of our turnaround is largely attributable to our investments in product innovation, sales channel development and enhancements to our management team,” added Mr. Hammann. “Over the past year, we have increased our investment in research and development and we are beginning to experience the benefits of this investment as new products now account for over 30% of our revenue. We continue to diversify our sales as evidenced by commercial and retail channel sales showing year-over-year growth for another quarter. Our percentage of floor space with retailers is less than ten percent today. We believe our quality, global brands will expand our floor space percentage in the fourth quarter and beyond and we will see meaningful growth for our business and, as importantly, for our retail partners. In addition to these developments, two experienced additions to our executive team have further strengthened our position for future growth.”

Mr. Hammann concluded, “As we have now entered the stabilize phase of our turnaround, we are now more confident in our ability to forecast our performance beyond one quarter. With respect

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to our outlook for the remainder of the year, we expect third quarter revenue and earnings per share to be in the range of $110 to $120 million and $0.18 to $0.20, respectively. For the fourth quarter, we expect revenue to be in the range of $155 to $165 million and earnings per share in the range of $0.38 to $0.40.”

The Company announced today that its Board of Directors has declared a regular quarterly dividend of $0.10 per common share, payable September 10, 2004, to shareholders of record as of August 20, 2004.

The Nautilus Group will host a conference call on July 22, 2004 to discuss its second quarter 2004 financial results at 2:00 PM Pacific (5:00 PM Eastern). The earnings release will be broadcast live over the Internet hosted at http://www.nautilusgroup.com/ir/events.asp under “Investor Relations/Events Calendar” and will be archived online within one hour of the completion of the conference call. In addition, you may call 800-257-6566 if in North America. International callers will dial 303-262-2130. Participating in the call will be Gregg Hammann, Chief Executive Officer, and Rod Rice, Chief Financial Officer. A telephonic replay of the call will be available through August 5, 2004 by calling 800-405-2236 if in North America or calling 303-590-3000 if an international caller and using the passcode 11003173#.

About The Nautilus Group

The Nautilus Group, Inc. is a leading marketer, developer, and manufacturer of branded health and fitness products sold under such well-known names as Nautilus, Bowflex, Schwinn and StairMaster. The Company currently markets its Bowflex and TreadClimber home fitness equipment and Nautilus Sleep Systems through its direct-marketing channel, using an effective combination of television commercials, infomercials, response mailings, the Internet, and inbound/outbound call centers. The Company sells its Nautilus, Schwinn and StairMaster commercial fitness equipment through its sales force and selected dealers to health clubs, government agencies, hotels, corporate fitness centers, colleges, universities, and assisted living facilities. The Nautilus Group also markets and sells a complete line of consumer fitness equipment, under its Nautilus, Schwinn, Bowflex, StairMaster and Trimline brands, through a network of specialty dealers, distributors, and retailers worldwide. The Company is headquartered in Vancouver, Washington. The Nautilus Group is located on the Web at www.nautilusgroup.com.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, distribution channels and new product introductions. Factors that could cause The Nautilus Group’s actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, expiration of important patents, its reliance on a limited product line, its ability to effectively develop, market, and sell future products, its ability to effectively identify and negotiate any future strategic acquisitions, its ability to integrate any acquired businesses into its operations, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

THE NAUTILUS GROUP, INC.

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$89,891	$72,634
Trade receivables, net	47,175	75,492
Inventories	49,685	53,129
Prepaid expenses and other current assets	5,293	6,049
Short-term notes receivable	2,166	2,362
Current deferred tax assets	4,195	4,646

Total current assets	198,405	214,312

PROPERTY, PLANT AND EQUIPMENT, net	46,656	50,602

GOODWILL	29,755	29,755

OTHER ASSETS, net	17,034	17,266

TOTAL ASSETS	$291,850	$311,935

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade payables	25,798	34,879
Accrued liabilities	20,686	28,648
Income taxes payable	3,083	8,488
Royalty payable to stockholders	581	2,133
Customer deposits	2,166	1,453

Total current liabilities	52,314	75,601

NONCURRENT DEFERRED TAX LIABILITY	10,427	10,206

STOCKHOLDERS’ EQUITY:
Common stock	4,174	2,828
Unearned compensation	(1,374)	(1,544)
Retained earnings	223,424	221,580
Accumulated other comprehensive income	2,885	3,264

Total stockholders’ equity	229,109	226,128

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$291,850	$311,935

THE NAUTILUS GROUP, INC.

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
NET SALES	$100,179	$100,602	$231,075	$230,051

COST OF SALES	50,858	47,070	124,898	105,139

Gross profit	49,321	53,532	106,177	124,912

OPERATING EXPENSES:
Selling and marketing	36,611	35,695	72,353	75,196
General and administrative	7,340	8,754	14,555	15,661
Research and development	1,276	1,131	3,086	2,486
Related-party royalties	277	1,450	1,843	3,241
Third-party royalties	1,096	337	1,799	636

Total operating expenses	46,600	47,367	93,636	97,220

OPERATING INCOME	2,721	6,165	12,541	27,692

OTHER INCOME:
Interest income	296	230	542	459
Other - net	6	945	(1)	578

Total other income, net	302	1,175	541	1,037

INCOME BEFORE INCOME TAXES	3,023	7,340	13,082	28,729
INCOME TAX EXPENSE	1,088	2,642	4,710	10,342

NET INCOME	$1,935	$4,698	$8,372	$18,387

BASIC EARNINGS PER SHARE	$0.06	$0.14	$0.26	$0.56

DILUTED EARNINGS PER SHARE	$0.06	$0.14	$0.25	$0.56

Weighted average shares outstanding:

Basic shares outstanding	32,643,942	32,564,141	32,639,157	32,557,475

Diluted shares outstanding	33,423,650	32,621,774	33,326,906	32,584,219